The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute an offer to sell the Securities and we are not soliciting an offer to buy the Securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated October 22, 2026

Pricing Supplement dated October , 2026	Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-287303

Barclays Bank PLC Airbag In-Digital Securities

Linked to the iShares® Russell 2000 ETF due on or about April 26, 2028

Investment Description

The Airbag In-Digital Securities (the “Securities”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of the iShares® Russell 2000 ETF (the “Underlying”). If the Final Underlying Price is greater than or equal to the Digital Barrier (which is equal to the Conversion Price), the Issuer will pay you a cash payment at maturity equal to the principal amount of your Securities plus a return equal to the Digital Return, which will be set on the Trade Date and will be at least 11.80%. However, if the Final Underlying Price is less than the Conversion Price, at maturity, the Issuer will deliver to you a number of shares of the Underlying equal to the principal amount per Security divided by the Conversion Price (the “Share Delivery Amount”) for each of your Securities, which shares are expected to be worth less than your principal amount and may have no value at all. Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose some or all of your principal. The Final Underlying Price is observed relative to the Conversion Price only on the Final Valuation Date, and the Digital Return and the contingent repayment of principal apply only if you hold the Securities to maturity. Generally, the higher the Digital Return on a Security, the greater the risk of loss on that Security. Your return potential on the Securities is limited to the Digital Return, and you will not participate in any appreciation of the Underlying. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS- 4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑	Digital Return Feature: At maturity, if the Final Underlying Price is greater than or equal to the Digital Barrier (which is equal to the Conversion Price), the Issuer will pay you a cash payment at maturity equal to the principal amount of your Securities plus a return equal to the Digital Return.
❑	Downside Market Exposure: If the Final Underlying Price is less than the Conversion Price, at maturity, the Issuer will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount for each of your Securities, which shares are expected to be worth less than your principal amount and may have no value at all. The Final Underlying Price is observed relative to the Conversion Price only on the Final Valuation Date, and the Digital Return and the contingent repayment of principal apply only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Strike Date:	October 21, 2026
Trade Date:	October 22, 2026
Settlement Date:	October 27, 2026
Final Valuation Date:	April 24, 2028
Maturity Date:	April 26, 2028
[1]	The Initial Underlying Price is the Closing Price of the Underlying on the Strike Date and is not the Closing Price of the Underlying on the Trade Date. The Final Valuation Date and the Maturity Date are subject to postponement. See “Indicative Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE UP TO THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-9 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING AND TO THE EXCLUSION OF ANY OTHER TERM OF THE SECURITIES OR ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OR BENEFICIAL OWNER OF THE SECURITIES (OR THE TRUSTEE ON BEHALF OF THE HOLDERS OF THE SECURITIES), BY ACQUIRING THE SECURITIES, EACH HOLDER OR BENEFICIAL OWNER OF THE SECURITIES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY, AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Security Offering

We are offering Airbag In-Digital Securities linked to the iShares® Russell 2000 ETF. The return on the Securities is subject to, and will not exceed, the Digital Return. The Digital Return will be set on the Trade Date. The Securities will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000.

Underlying	Digital Return	Initial Underlying Price*	Digital Barrier**	Conversion Price**	CUSIP / ISIN
iShares® Russell 2000 ETF (IWM)	At least 11.80%	$276.48	$207.36, which is 75% of the Initial Underlying Price	$207.36, which is 75% of the Initial Underlying Price	06749E623 / US06749E6234

* The Initial Underlying Price is the Closing Price of the Underlying on the Strike Date and is not the Closing Price of the Underlying on the Trade Date.

** Rounded to two decimal places

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated May 15, 2025, the prospectus supplement dated May 15, 2025, the underlying supplement dated May 15, 2025 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute our unsecured and unsubordinated obligations. The Securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1,2]	Underwriting Discount[2]	Proceeds to Barclays Bank PLC
Per Security	$1,000	$0	$1,000
Total	$•	$•	$•
[1]	Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is expected to be between $942.40 and $992.40 per Security. The estimated value is expected to be less than the initial issue price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-3 of this pricing supplement.

[2]	All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor. UBS Financial Services Inc. will act as placement agent at an initial issue price of $1,000 per Security and will not receive a sales commission. See “Supplemental Plan of Distribution” below.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these Securities are a part, and the underlying supplement dated May 15, 2025. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Key Risks” in this pricing supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

If the terms set forth in this pricing supplement differ from those set forth in the prospectus, prospectus supplement or underlying supplement, the terms set forth herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

t	Prospectus supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

t	Underlying supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC. In this pricing supplement, “Securities” refers to the Airbag In-Digital Securities that are offered hereby, unless the context otherwise requires.

You should also read the prospectus for the Underlying on file at the SEC website, which can be accessed via the hyperlink below. The contents of that prospectus, any documents incorporated by reference in that prospectus, any other prospectuses included in the hyperlink below and the documents incorporated by reference in those prospectuses are not incorporated by reference in this pricing supplement or in any way made a part of this pricing supplement.

t	2026 Prospectus for the iShares® Russell 2000 ETF dated July 31, 2026:

http://www.sec.gov/Archives/edgar/data/1100663/000119312526318131/d132601d485bpos.htm

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is expected to be less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately three months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Securities and/or any agreement we may have with the distributors of the Securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-7 of this pricing supplement.

You may revoke your offer to purchase the Securities at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their Trade Date. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Securities or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Securities (or the trustee on behalf of the holders of the Securities), by acquiring the Securities, each holder or beneficial owner of the Securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Securities; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Securities of such shares, securities or obligations); (iii) the cancellation of the Securities and/or (iv) the amendment or alteration of the maturity of the Securities, or the amendment of the amount of interest or any other amounts due on the Securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Securities further acknowledges and agrees that the rights of the holders or beneficial owners of the Securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Selected Purchase Considerations

The Securities may be appropriate for you if:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t	You can tolerate a loss of some or all of your initial investment, and you are willing to make an investment that may have up to the full downside market risk of an investment in the Underlying.

t	You seek an investment with exposure to the Underlying, and you believe the price of the Underlying is likely to close at or above the Digital Barrier on the Final Valuation Date and will not increase by a greater percentage than the Digital Return over the term of the Securities.

t	You understand that you may not receive a cash payment at maturity and are instead willing to accept delivery of the shares of the Underlying if the Final Underlying Price is less than the Conversion Price.

t	You believe the Final Underlying Price is not likely to be less than the Conversion Price and, if it is, you can tolerate receiving shares of the Underlying at maturity expected to be worth less than your principal amount and that may have no value at all.

t	You understand and accept that any positive return on the Securities will be limited to the Digital Return, and you will not participate in any percentage increase in the price of the Underlying above the Digital Return.

t	You would be willing to invest in the Securities if the Digital Return were set equal to the minimum Digital Return specified on the cover of this pricing supplement (the actual Digital Return will be set on the Trade Date).

t	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

t	You do not seek current income from this investment and you are willing to forgo any dividends paid on the Underlying or the component securities held by the Underlying.

t	You are willing and able to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

t	You understand and are willing to accept the risks associated with the Underlying.

t	You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Securities, including any repayment of principal.

The Securities may not be appropriate for you if:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t	You cannot tolerate the loss of some or all of your initial investment, or you are not willing to make an investment that may have up to the full downside market risk of an investment in the Underlying.

t	You do not seek an investment with exposure to the Underlying, or you believe the price of the Underlying is unlikely to close at or above the Digital Barrier on the Final Valuation Date or will increase by a greater percentage than the Digital Return over the term of the Securities.

t	You require a cash payment at maturity and are not willing to accept delivery of the shares of the Underlying if the Final Underlying Price is less than the Conversion Price.

t	You believe the Final Underlying Price is likely to be less than the Conversion Price, which could result in a total loss of your principal amount, or you cannot tolerate receiving shares of the Underlying at maturity expected to be worth less than your principal amount and that may have no value at all.

t	You seek an investment that provides for participation in any percentage increase in the price of the Underlying above the Digital Return.

t	You would be unwilling to invest in the Securities if the Digital Return were set equal to the minimum Digital Return specified on the cover of this pricing supplement (the actual Digital Return will be set on the Trade Date).

t	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

t	You seek current income from this investment, or you would prefer to receive any dividends paid on the Underlying or the component securities held by the Underlying.

t	You are unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

t	You do not understand or are not willing to accept the risks associated with the Underlying.

t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

t	You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments due to you under the Securities, including any repayment of principal.

The considerations identified above are not exhaustive. Whether or not the Securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-7 of this pricing supplement and the “Risk Factors” beginning on page S-9 of the prospectus supplement for risks related to an investment in the Securities. For more information about the Underlying, please see the section titled “iShares® Russell 2000 ETF” below.

Indicative Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$1,000 per Security
Term[2]:	Approximately 18 months. See “Key Dates” on the cover of this pricing supplement.[2]
Reference Asset:	iShares® Russell 2000 ETF (Bloomberg ticker symbol “IWM”) (the “Underlying”)
Payment at Maturity (per Security):

If the Final Underlying Price is greater than or equal to the Digital Barrier (which is equal to the Conversion Price), the Issuer will pay you a cash payment at maturity equal to the principal amount plus a return equal to the Digital Return. Accordingly, the payment at maturity per Security would be calculated as follows:

$1,000 + ($1,000 × Digital Return)

If the Final Underlying Price is less than the Conversion Price, at maturity, the Issuer will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount (subject to adjustments) for each Security.

The Share Delivery Amount is expected to be worth less than the principal amount and may have no value at all. Accordingly, you may lose some or all of your principal at maturity, depending on how much the Underlying declines. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Digital Return:	At least 11.80%. The actual Digital Return will be set on the Trade Date and will not be less than 11.80%.
Digital Barrier:	A percentage of the Initial Underlying Price, as specified on the cover of this pricing supplement
Conversion Price:	A percentage of the Initial Underlying Price, as specified on the cover of this pricing supplement
Share Delivery Amount[3]:

A number of shares of the Underlying equal to (1) the principal amount per Note of $1,000 divided by (2) the Conversion Price (rounded to four decimal places)

The Share Delivery Amount is 4.8225 shares per Security.

Initial Underlying Price:	The Closing Price of the Underlying on the Strike Date, as specified on the cover of this pricing supplement. The Initial Underlying Price is not the Closing Price of the Underlying on the Trade Date.
Final Underlying Price:	The Closing Price of the Underlying on the Final Valuation Date
Closing Price:	Closing Price has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC

Investment Timeline
Strike Date:	The Initial Underlying Price is observed, and the Digital Barrier, Conversion Price and Share Delivery Amount are determined.

Trade Date:	The Digital Return is set.

Maturity Date:

The Final Underlying Price is observed on the Final Valuation Date.

If the Final Underlying Price is greater than or equal to the Digital Barrier (which is equal to the Conversion Price), the Issuer will pay you a cash payment at maturity equal to the principal amount plus a return equal to the Digital Return. Accordingly, the payment at maturity per Security would be calculated as follows:

$1,000 + ($1,000 × Digital Return)

If the Final Underlying Price is less than the Conversion Price, at maturity, the Issuer will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount (subject to adjustments) for each Security.

The Share Delivery Amount is expected to be worth less than the principal amount and may have no value at all. Accordingly, you may lose some or all of your principal at maturity, depending on how much the Underlying declines. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose some or all of your principal. The Final Underlying Price is observed relative to the Conversion Price only on the Final Valuation Date, and the Digital Return and the contingent repayment of principal apply only if you hold the Securities to maturity. Generally, the higher the Digital Return on a Security, the greater the risk of loss on that Security. Your return potential on the Securities is limited to the Digital Return, and you will not participate in any appreciation of the Underlying. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities.

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement. The Underlying and the terms of the Securities are subject to adjustment by the Calculation Agent and the Maturity Date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement. See “Key Risks—Risks Relating to the Underlying” below.

[2]	Subject to postponement in certain circumstances, as described under “Reference Assets—Exchange-Traded Funds— Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement

[3]	If you receive shares of the Underlying at maturity, we will pay cash in lieu of delivering any fractional shares of the Underlying in an amount equal to that fraction times the Final Underlying Price. If, due to an event beyond our control, we determine it is impossible, impracticable (including unduly burdensome) or illegal for us to deliver shares of the Underlying to you at maturity, we will pay the cash equivalent of the Share Delivery Amount in lieu of delivering shares.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index (as defined under “iShares® Russell 2000 ETF” below). Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Securities unless you understand and can bear the risks of investing in the Securities.

Risks Relating to the Securities Generally

t	You may lose some or all of your principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Securities at maturity. The Issuer will pay you the principal amount of your Securities in cash only if the Final Underlying Price is greater than or equal to the Conversion Price and will make such payment only at maturity. If the Final Underlying Price is less than the Conversion Price, the Issuer will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount at maturity for each Security that you own. Therefore, if the Final Underlying Price is less than the Conversion Price, you will be exposed to any such decline below the Conversion Price at a proportionately higher rate than the percentage decline of the Underlying below the Conversion Price, as measured from the Initial Underlying Price. Based on a Conversion Price of 75% of the Initial Underlying Price, if the Final Underlying Price were less than the Conversion Price, you would lose approximately 1.3333% of your $1,000 principal amount per Note at maturity for each additional 1% that the Final Underlying Price was less than the Conversion Price, as measured from the Initial Underlying Price. If you receive shares of the Underlying at maturity, their value on the Final Valuation Date will be less than the principal amount of the Securities, and they may have no value at all. The value of those shares may decrease further between the Final Valuation Date and the Maturity Date.

t	Your maximum return on the Securities is limited by the Digital Return — If the Final Underlying Price is greater than or equal to the Digital Barrier, for each Security, the Issuer will pay you at maturity $1,000 plus a return equal to the Digital Return, regardless of any appreciation of the Underlying, which may be significant. Therefore, you will not benefit from appreciation of the Underlying in excess of an amount that equals the Digital Return, and your return on the Securities may be less than the return on a direct investment in the Underlying or its underlying components.

t	No interest payments — The Issuer will not make periodic interest payments on the Securities.

t	Any payment or delivery on the Securities will be determined based on the Closing Prices of the Underlying on the dates specified — Any payment or delivery on the Securities will be determined based on the Closing Prices of the Underlying on the dates specified. You will not benefit from any more favorable value of the Underlying determined at any other time.

t	Contingent repayment of principal applies only if you hold the Securities to maturity— You should be willing to hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the price of the Underlying is greater than or equal to the Conversion Price.

t	The Digital Return applies only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Digital Return or the Securities themselves, and the return you realize may be less than the Underlying’s return itself, even if such return is positive or is negative but the price of the Underlying is not below the Digital Barrier. You can receive the full benefit of the Digital Return only if you hold your Securities to maturity.

t	You may receive cash at maturity in lieu of shares of the Underlying — If you receive shares of the Underlying at maturity, we will pay cash in lieu of delivering any fractional shares of the Underlying in an amount equal to that fraction times the Final Underlying Price. In addition, if, due to an event beyond our control, we determine it is impossible, impracticable (including unduly burdensome) or illegal for us to deliver shares of the Underlying to you at maturity, we will pay the cash equivalent of the Share Delivery Amount (as determined by the Calculation Agent in good faith and in a commercially reasonable manner) in lieu of delivering shares. See “Terms of the Notes — Payment at Maturity” in the accompanying prospectus supplement.

t	If you receive shares of the Underlying at maturity, those shares may be worth less on the Maturity Date than their value based on the Final Underlying Price — If you receive shares of the Underlying at maturity, the value of those shares on the Maturity Date depends on the price of the Underlying on the Maturity Date rather than the Final Underlying Price. The value of those shares may have declined further below the Final Underlying Price as of the Maturity Date and, as a result, the value of the payment at maturity may be less than if you had received on the Maturity Date the cash value of those shares, calculated based on the Final Underlying Price. We will not make any adjustment to the Share Delivery Amount to account for any fluctuations in the value of the Underlying and you will bear the risk of any decline in the value of the shares of the Underlying you receive at maturity below the Final Underlying Price.

t	A higher Digital Return and/or a lower Digital Barrier and/or Conversion Price may reflect greater expected volatility of the Underlying, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the price of the Underlying over a period of time. The greater the expected volatility of the Underlying at the time the terms of the Securities are set, the greater the expectation is at that time that you may not receive the Digital Return and may lose some or all of your principal at maturity. In addition, the economic terms of the Notes, including the Digital Return, the Digital Barrier and the Conversion Price, are based, in part, on the expected volatility of the Underlying at the time the terms of the Securities are set, where higher expected volatility will generally be reflected in a higher Digital Return than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Digital Barrier and/or a lower Conversion Price as compared to otherwise comparable securities. Accordingly, a higher Digital Return will generally be indicative of a greater risk of loss while a lower Digital Barrier or Conversion Price does not necessarily indicate that the Securities have a greater likelihood of paying the

Digital Return or returning your principal at maturity. You should be willing to accept the downside market risk of the Underlying and the potential loss of some or all of your principal at maturity.

t	Owning the Securities is not the same as owning the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index — The return on your Securities may not reflect the return you would realize if you actually owned the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index would have.

t	The U.S. federal income tax consequences of an investment in the Securities are uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts, as described under “What Are the Tax Consequences of an Investment in the Securities?” below. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of the ownership and disposition of the Securities could be materially and adversely affected.

Even if the treatment of the Securities is respected, the IRS may assert that the Securities constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Securities’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Securities (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

t	Credit of Issuer — The Securities are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities.

t	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding and to the exclusion of any other term of the Securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Securities (or the trustee on behalf of the holders of the Securities), by acquiring the Securities, each holder or beneficial owner of the Securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Securities losing all or a part of the value of your investment in the Securities or receiving a different security from the Securities, which may be worth significantly less than the Securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlying

t	Certain features of the Underlying will impact the value of the Securities — The performance of the Underlying will not fully replicate the performance of the Underlying Index, and the Underlying may hold securities or other assets not included in the Underlying Index. The value of the Underlying is subject to:

t	Management risk. This is the risk that the investment strategy for the Underlying, the implementation of which is subject to a number of constraints, may not produce the intended results. The Underlying’s investment adviser may have the right to use a portion of the Underlying’s assets to invest in shares of equity securities that are not included in the Underlying Index. The Underlying is not actively managed, and the Underlying’s investment adviser will generally not attempt to take defensive positions in declining markets.

t	Derivatives risk. The Underlying may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Underlying’s losses may be greater than if the Underlying invested only in conventional securities.

t	Transaction costs and fees. Unlike the Underlying Index, the Underlying will reflect transaction costs and fees that will reduce its performance relative to the Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the factors described above. In addition, the Underlying may diverge significantly from the performance of the Underlying Index due to differences in trading hours between the Underlying and the securities composing the Underlying Index or other circumstances. During periods of market volatility, the component securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of the Underlying may vary substantially from the net asset value per share of the Underlying. Because the Securities are linked to the performance of the Underlying and not the Underlying Index, the return on your Securities may be less than that of an alternative investment linked directly to the Underlying Index.

t	Anti-dilution protection is limited, and the Calculation Agent has discretion to make anti-dilution adjustments — The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Securities upon the occurrence of certain events that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Underlying. However, the Calculation Agent might not make such adjustments in response to all events that could affect the shares of the Underlying. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect any amounts payable on the Securities. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

t	Adjustments to the Underlying or the Underlying Index could adversely affect the value of the Securities or result in the Securities being accelerated — The investment adviser of the Underlying may add, delete or substitute the component securities held by the Underlying or make changes to its investment strategy, and the sponsor of the Underlying Index may add, delete, substitute or adjust the securities composing the Underlying Index or make other methodological changes to the Underlying Index that could affect its performance. In addition, if the shares of the Underlying are de-listed or if the Underlying is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to the Underlying or, if no successor fund is available, the Maturity Date of the Securities will be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Securities. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the Securities if they were not accelerated. However, if we elect not to accelerate the Securities, the value of, and any amount payable on, the Securities could be adversely affected, perhaps significantly. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

t	The Securities are subject to small-capitalization companies risk — The component securities held by the Underlying are issued by companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the Underlying may be more volatile than an investment linked to an exchange-traded fund that holds component securities issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Risks Relating to Conflicts of Interest

t	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Securities. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Securities. We will not pay compensation to the Agents in connection with the distribution of the Securities.

t	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying.

t	Potential Barclays Bank PLC impact on the price of the Underlying — Trading or transactions by Barclays Bank PLC or its affiliates in the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index and/or over-the-

counter options, futures or other instruments with returns linked to the performance of the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index may adversely affect the price of the Underlying and, therefore, the market value of the Securities.

t	We and our affiliates may engage in various activities or make determinations that could materially affect your Securities in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Securities.

In connection with our normal business activities and in connection with hedging our obligations under the Securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlying or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Securities.

In addition, the role played by Barclays Capital Inc., as the agent for the Securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell the Securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Securities. As Calculation Agent, we will determine any values of the Underlying and make any other determinations necessary to calculate any payments on the Securities. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Underlying” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Securities, and any of these determinations may adversely affect any payments on the Securities.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

t	There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Securities but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

t	Many economic and market factors will impact the value of the Securities — Structured notes, including the Securities, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Securities at issuance and their value in the secondary market. Accordingly, in addition to the price of the Underlying on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

t	the expected volatility of the Underlying;

t	the time to maturity of the Securities;

t	the market price of, and dividend rate on, the Underlying;

t	interest and yield rates in the market generally;

t	supply and demand for the Securities;

t	a variety of economic, financial, political, regulatory and judicial events; and

t	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

t	The estimated value of your Securities is expected to be lower than the initial issue price of your Securities — The estimated value of your Securities on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

t	The estimated value of your Securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.

t	The estimated value of the Securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions that may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.

t	The estimated value of your Securities is not a prediction of the prices at which you may sell your Securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Securities and may be lower than the estimated value of your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the Maturity Date could result in a substantial loss to you.

t	The temporary price at which we may initially buy the Securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page PS-3 for further information.

Hypothetical Examples and Return Table of the Securities at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate the payment at maturity for a $1,000 principal amount Security on a hypothetical offering of Securities under various scenarios, with the assumptions set forth below.* You should not take these examples or the table below as an indication or assurance of the expected performance of the Securities. The examples and table below do not take into account any tax consequences from investing in the Securities. Numbers appearing in the examples and table below have been rounded for ease of analysis.

Term:	Approximately 18 months
Hypothetical Initial Underlying Price:	$100.00
Hypothetical Digital Return:	11.80% (the minimum Digital Return that may be set on the Trade Date)
Hypothetical Digital Barrier:	$75.00 (75% of the hypothetical Initial Underlying Price)
Hypothetical Conversion Price:	$75.00 (75% of the hypothetical Initial Underlying Price)
Hypothetical Share Delivery Amount:	13.3333 shares per Security ($1,000 / hypothetical Conversion Price of $75.00)
*	Terms used for purposes of these hypothetical examples do not represent the actual Digital Return, Initial Underlying Price, Digital Barrier, Conversion Price, Share Delivery Amount or Final Underlying Price. The actual Digital Return will be set on the Trade Date. The hypothetical Initial Underlying Price of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Underlying Price. The actual Initial Underlying Price, Digital Barrier and Conversion Price are set forth on the cover of this pricing supplement, the actual Share Delivery Amount is indicated under “Indicative Terms—Share Delivery Amount” in this pricing supplement and the actual Final Underlying Price will be the Closing Price of the Underlying on the Final Valuation Date. For historical Closing Prices of the Underlying, please see the historical information set forth under the section titled “iShares® Russell 2000 ETF” below. We cannot predict the Closing Price of the Underlying on any day during the term of the Securities, including on the Final Valuation Date.

Final Underlying Price[1]	Percentage Change from Initial Underlying Price	Value of Payment at Maturity[2]	Total Return on Securities at Maturity[3]
$180.00	80.00%	$1,118.00	11.800%
$170.00	70.00%	$1,118.00	11.800%
$160.00	60.00%	$1,118.00	11.800%
$150.00	50.00%	$1,118.00	11.800%
$140.00	40.00%	$1,118.00	11.800%
$130.00	30.00%	$1,118.00	11.800%
$120.00	20.00%	$1,118.00	11.800%
$111.80	11.80%	$1,118.00	11.800%
$110.00	10.00%	$1,118.00	11.800%
$105.00	5.00%	$1,118.00	11.800%
$102.50	2.50%	$1,118.00	11.800%
$100.00	0.00%	$1,118.00	11.800%
$90.00	-10.00%	$1,118.00	11.800%
$80.00	-20.00%	$1,118.00	11.800%
$75.00	-25.00%	$1,118.00	11.800%
$74.99	-25.01%	$999.87	-0.013%
$70.00	-30.00%	$933.33	-6.667%
$60.00	-40.00%	$800.00	-20.000%
$50.00	-50.00%	$666.67	-33.333%
$40.00	-60.00%	$533.33	-46.667%
$30.00	-70.00%	$400.00	-60.000%
$20.00	-80.00%	$266.67	-73.333%
$10.00	-90.00%	$133.33	-86.667%
$0.00	-100.00%	$0.00	-100.000%
[1]	The Final Underlying Price is as of the Final Valuation Date if the Final Underlying Price is greater than or equal to the Conversion Price. If the Final Underlying Price is less than the Conversion Price, the Final Underlying Price is as of the Final Valuation Date and the Maturity Date.
[2]	If the Final Underlying Price is less than the Conversion Price, at maturity the Issuer will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount (subject to adjustments) for each Security. The value of the Share Delivery Amount consists of the total shares included in the Share Delivery Amount times the Closing Price of the Underlying on the Maturity Date, rather than the Final Valuation Date. The value of the Share Delivery Amount may decline from the Final Valuation Date to the Maturity Date. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction times the Final Underlying Price. If, due to an event beyond our control, we determine it is impossible, impracticable (including unduly burdensome) or illegal for us to deliver shares of the Underlying to you at maturity, we will pay the cash equivalent of the Share Delivery Amount (as determined by the Calculation Agent in good faith and in a commercially reasonable manner) in lieu of delivering shares.
[3]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per Security to the purchase price of $1,000 per Security.

Example 1 — The Closing Price of the Underlying increases 5.00% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $105.00.

Because the Final Underlying Price is greater than or equal to the Digital Barrier, the Issuer will pay you an amount based on the Digital Return. The issuer will pay a cash payment at maturity calculated as follows per Security:

$1,000 + ($1,000 × the Digital Return)

$1,000 + ($1,000 × 11.80%) = $1,000 + $118.00 = $1,118.00

The payment at maturity of $1,118.00 per Security represents a total return on the Securities of 11.80%.

Example 2 — The Closing Price of the Underlying increases 30.00% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $130.00.

Because the Final Underlying Price is greater than or equal to the Digital Barrier, the Issuer will pay you an amount based on the Digital Return. The issuer will pay a cash payment at maturity calculated as follows per Security:

$1,000 + ($1,000 × the Digital Return)

$1,000 + ($1,000 × 11.80%) = $1,000 + $118.00 = $1,118.00

The payment at maturity of $1,118.00 per Security represents a total return on the Securities of 11.80%. In this case, the return on the Securities is less than the appreciation of the Underlying.

Example 3 — The Closing Price of the Underlying decreases 10.00% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $90.00.

Because the Final Underlying Price is greater than or equal to the Digital Barrier, even though the Final Underlying Price is less than the Initial Underlying Price, the Issuer will pay you an amount based on the Digital Return. The issuer will pay a cash payment at maturity calculated as follows per Security:

$1,000 + ($1,000 × the Digital Return)

$1,000 + ($1,000 × 11.80%) = $1,000 + $118.00 = $1,118.00

The payment at maturity of $1,118.00 per Security represents a total return on the Securities of 11.80%. Even though the Underlying decreased by 10.00% in this example, because the Final Underlying Price is greater than the Digital Barrier, you will receive a positive return equal to the Digital Return of 11.80%.

Example 4 — The Closing Price of the Underlying decreases 60.00% from the Initial Underlying Price of $100.00 to a Final Underlying Price of $40.00.

Because the Final Underlying Price is less than the Conversion Price, the Issuer will deliver to you on the Maturity Date the number of shares of the Underlying equal to the Share Delivery Amount for each Security you hold and will pay cash based on the Final Underlying Price for any fractional shares included in the Share Delivery Amount. Accordingly, the Issuer will have delivered shares with a total value of $533.33 per Security, as of the Final Valuation Date*.

If the Final Underlying Price is less than the Conversion Price, the Digital Return will not apply and at maturity the Issuer will repay less than the full principal amount, if anything, resulting in a percentage loss on your investment equal to the decline of the Underlying from the Initial Underlying Price to the Final Underlying Price.

* The value of shares received at maturity and the total return on the Securities at that time depends on the value of the Underlying on the Maturity Date, rather than the Final Valuation Date, and is expected to be worth less than the principal amount or may have no value at all.

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Securities. This discussion does not address the U.S. federal income tax consequences of the ownership or disposition of any shares of the Underlying that you may receive at maturity. You should consult your tax advisor regarding the potential U.S. federal tax consequences of the ownership and disposition of shares of the Underlying. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

As discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a Security relates is a U.S. real property holding corporation (“USRPHC”) or a passive foreign investment company (“PFIC”). If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC, or to a non-U.S. holder in the case of a USRPHC. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a Security.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Securities for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underlying. Assuming this treatment is respected, and except as described below, upon a sale or exchange of the Securities (including redemption for cash at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Securities, which should equal the amount you paid to acquire the Securities. Subject to the application of the constructive ownership rules, any gain or loss recognized on your Securities should be treated as short-term capital gain or loss unless you hold your Securities for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Securities at the original issue price. The Securities could be treated as constructive ownership transactions within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Securities. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Securities described above, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not intend to treat payments on the Securities to non-U.S. holders as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

If you receive shares of the Underlying upon the maturity of your Securities, you should be deemed to have applied the purchase price of your Securities toward the purchase of the shares of the Underlying you receive. You should not recognize gain or loss with respect to the shares of the Underlying you receive. Instead, consistent with the position described above, your basis in the shares (including any fractional share) should equal the price you paid to acquire your Securities, and that basis should be allocated proportionately among the shares. Your holding period for the shares of the Underlying should begin on the day after receipt. With respect to any cash received in lieu of a fractional share of the Underlying, you should recognize capital gain or loss in an amount equal to the difference between the amount of the cash received and the tax basis allocable to the fractional share.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2029 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Securities do not have a “delta of one” within the meaning of the regulations, we expect that these regulations should not apply to the Securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Securities. You should consult your tax advisor regarding the potential application of Section 871(m) to the Securities.

iShares® Russell 2000 ETF

According to publicly available information, the Underlying is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of small-capitalization U.S. equities, which is currently the Russell 2000® Index (the “Underlying Index”). The Underlying Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the Underlying, see “Exchange-Traded Funds—The iShares® ETFs” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the Underlying from January 4, 2016 through October 21, 2026, based on the daily Closing Prices of the Underlying. The Closing Price of the Underlying on October 21, 2026 was $276.48. The dotted line represents the Digital Barrier and the Conversion Price of $207.36, which is equal to 75% of the Initial Underlying Price.

We obtained the Closing Prices of the Underlying from Bloomberg Professional® service, without independent verification. Historical performance of the Underlying should not be taken as an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the Underlying during the term of the Securities, including on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will not result in a loss on your initial investment. The Closing Prices below may reflect adjustments in response to certain actions, such as stock splits and reverse stock splits.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the initial issue price indicated on the cover of this pricing supplement. All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor. UBS Financial Services Inc. will act as placement agent at an initial issue price of $1,000 per Security and will not receive a sales commission.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.